Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2005 (except for Note 17 and 18, as to which the dates are September 21, 2005 and March 18, 2005, respectively), in Post-Effective Amendment No. 1 to the Registration Statement and the related Prospectus of Horizon Lines, Inc. (formerly known as H-Lines Holding Corp.) for the registration of its common stock dated September 22, 2005.

/s/    ERNST & YOUNG LLP

Greensboro, North Carolina

September 22, 2005